Exhibit 10.4

                                 [Company Logo]
                       "Where Capital Meets Opportunity"

230  Park  Avenue  Suite  1000
New  York,  New  York  10169

Tel:  (212)  472-6200
Fax:  (212)  472-2228

                                 April 15, 2005

                              Blair A. West Managing Director bwest@crusader.com
                                                              ------------------
Via  Email
----------

Mr.  Paul  A.  Roman
Chief  Executive  Officer
Colorado  Prime Foods
Suite 400
500  Bi-County  Boulevard
Farmingdale,  New  York  11735

     Re:  Advisory  Engagement  Dear  Mr.  Roman:
          --------------------

     This letter confirms our understanding that Colorado Prime Foods and/or DineWise their affiliates and/or subsidiaries (collectively, the "Company" or "you") has engaged Crusader Securities, LLC, its subsidiaries, successors and assigns, as appropriate ("Crusader" or "we"), to act as your exclusive investment banking advisor with respect to your efforts to further develop the Company's corporate growth strategy to maximize shareholder value including, among other things, (i) the raising of certain amounts of capital to fund the corporate growth strategy and to buy out certain current equity holders (the "Requisite Capital"); (ii) the possibility of becoming a publicly traded company in the future either through an initial public offering, a reverse merger or public company subsidiary spin out transaction; and (iii) the possibility of exploring certain merger and/or acquisition opportunities.

As  part  of  our  engagement,  we  will:

(a) undertake, in consultation with members of management, a comprehensive study and analysis of the business, operations, financial condition and prospects of the Company;

Mr.  Paul  Roman
Chief  Executive  Officer
Colorado  Prime  Foods
April  15,  2005
Page 2 of 8

(b) review with members of management the Company's financial plans and analyze possible strategic plans and business alternatives for the Company;

(c) review the Company's current business plan and assist in the development and finalization of a corporate growth strategy, including (i) the identification of
------------
potential M&A targets (the "Target(s)"); and (ii) the development of a strategy to possibly take the company public in the future (collectively, the "Corporate Strategy");

(d) make a formal presentation to you of our analysis and recommendations within thirty (30) days of the receipt of all necessary information from the Company;

(e) prepare a Confidential Memorandum that incorporates the Corporate Strategy for presentation to potential capital sources (collectively, the "Crusader Material") (collectively "a" through "e" are referred to as "Phase I");

(f) approach potential Targets on behalf of the Company and then (i) structure a potential transaction(s) with identified Targets; (ii) manage on behalf of the Company the entire transaction including the due diligence process, the
                                                        ---------
documentation  of  the  transaction,  and  the  closing  process.

(g) introduce the Company to certain capital sources, including possible financial and strategic investors and/or lenders, for the purpose of funding the Corporate Strategy and to provide a copy of the Confidential Memorandum to same (collectively "f" and "g" are referred to as "Phase II"). Any such capital source that is either (i) introduced to the Company by Crusader; (ii) approaches the Company during the term of this engagement; (iii) is approached by the Company during the term of this engagement; (iii) receives the Crusader Material, whether from Crusader, the Company or otherwise; and/or (iv) provides capital to the Company during the term of this engagement, shall be referred to as a "Crusader Investor".

     In connection with Crusader's engagement, the Company will furnish Crusader with all information concerning the Company that Crusader reasonably deems appropriate and will provide Crusader with access to the Company's officers, directors, employees, accountants, counsel and other representatives (respectively, the "Representatives"), it being understood that Crusader will rely solely upon such information supplied by the Company, and their respective Representatives, without assuming any responsibility for independent investigation or verification thereof. All non-public information concerning the Company that is given to Crusader will be used solely in the course of the performance of our services hereunder and will be treated confidentially by Crusader for so long as it remains non-public. Except as otherwise required by law or judicial or regulatory process, Crusader will not disclose this information to a third party without the Company's consent. Consistent with Crusader's due diligence policies and procedures, Crusader will conduct a formal background check on each key principal of the Company.

     As compensation for our services during Phase I, you agree to pay Crusader a non-refundable, engagement fee equal to $50,000.00 (the "Corporate Advisory Fee"), fully earned and payable upon execution of this letter agreement. In addition to the Corporate Advisory

Mr.  Paul  Roman
Chief  Executive  Officer
Colorado  Prime  Foods
April  15,  2005
Page 3 of 8

Fee, you shall pay Crusader a Capital Placement Fee, a Public Transaction Fee, and/or the M&A Fee, as all are hereinafter defined.

     During Phase II, the Company will seek certain amounts of capital to finance and/or refinance the Corporate Strategy and you are requesting that Crusader introduce and advise the Company in obtaining the Requisite Capital on a best efforts basis. The Company hereby grants Crusader the exclusive right to represent the Company on such a transaction(s). As compensation for this service, Crusader will be paid a fee at each closing as follows: (i) for common equity, preferred equity, convertible debentures, warrants, and/or options, if and when exercised, a fee equal to 8.0% of such amount, whether from a public (i.e. initial public offering) and/or private source (the "Equity Fee"); (ii) for mezzanine and/or subordinate financing, a fee equal to 6.0% of such amount (the "Mezzanine Fee") and/or (iii) for senior debt financing, a fee equal to 1.0% of such amount (the "Debt Fee") [collectively, the Equity Fee, the Mezzanine Fee, and the Debt Fee are referred to as the "Capital Placement Fee"]. The Capital Placement Fee shall also apply with regard to any capital provided by a Target(s) including, but not necessarily limited to, seller financing, Target debt, a retained equity interest either in the form of common and/or preferred stock, and/or a subordinated equity interest in the Seller or Target.

     In the event Crusader approaches an investor included on the list of investors attached hereto as Exhibit 'A' (the "Petsky List"), which according to the Company were previously identified by Petsky Prunier, LLC ("Petsky"), and Crusader also provides the Crusader Material to that investor on the Petsky List (the "Petsky Investor"), and that Petsky Investor then provides capital to the Company within the time frames indicated in the table below, then, in such event and only in such event, and only for the first investment in the Company following the date of this letter agreement, whether such first investment is in the form of equity, mezzanine/subordinate and/or debt financing (the "First Investment"), and only if such First Investment is from the Petsky Investor, then Crusader shall pay a finder's fee to Petsky calculated as a percentage of the Capital Placement fee that Crusader receives from the Company for the First Investment, if from a Petsky Investor, for the specific tranche of capital provided by the Petsky Investor (i.e. equity, mezzanine/subordinate, or debt) which percentage shall be determined based on which category the Petsky Investors falls (i.e. A, B or C) (the "Finder's Fee") as follows:

Of  the  Date  of  this  Letter  Agreement     A        B      C
------------------------------------------   ------  ------  ------
Within  6  Months                            15.00%   0.00%   7.50%
Between  6  Months  and  12  Months           7.50%   0.00%   3.75%
After  12  months                             0.00%   0.00%   0.00%

     For example, if a Petsky Investor makes the First Investment within the stipulated timeframes in the table above and then a Petsky Investor, whether the same Petsky Investor or not, makes a subsequent investment in the Company, whether within or outside the stipulated timeframes in the table above, then
Petsky  would  only  receive  the  Finder's  Fee  for

Mr.  Paul  Roman
Chief  Executive  Officer
Colorado  Prime  Foods
April  15,  2005
Page 4 of 8


the First Investment. If another investor, not a Petsky Investor, makes the First Investment and then a Petsky Investor makes a subsequent investment, whether within or outside the stipulated timeframes in the table above, then Petsky would not receive the Finder's Fee for the subsequent investment(s) regardless of when that investment(s) was made by the Petsky Investor. Nothing herein shall be construed or interpreted to entitle Petsky to receive any other fees or compensation whatsoever as may be otherwise provided for herein.
Furthermore, the Company hereby acknowledges that it has terminated its engagement with Petsky and that Petsky is therefore not authorized to contact any investor on behalf of the Company, whether a Petsky Investor or otherwise, and the Company has informed Petsky that Crusader, pursuant to this letter agreement, has been granted the exclusive right to represent the Company on all investment banking matters, including among other things, all capital raising initiatives. Furthermore, if it is subsequently determined that Petsky had not in fact contacted an investor categorized in 'A' or 'C' on the Petsky List, then any such investor shall be re-categorized as 'B'.

     If the Company elects to pursue a strategy of possibly becoming a public company via (i) a reverse merger into a non-operating, public shell entity; or
(ii) a public company subsidiary spin out transaction (the "Public Transaction"), any one of which the Company may pursue based on Crusader's recommendations during Phase I of this engagement. In the event the Company elects to pursue a strategy to become a public company, Crusader shall the right exclusively advise and structure such a transaction to take the Company public (the "Public Services"). For these Public Services, the Company shall pay Crusader a flat fee equal to $100,000.00 (the "Public Fee"). In addition, Crusader shall receive a 7.5% equity interest in the public Company as evidenced by registered, unrestricted common equity shares (the "Public Shares"). The Company shall pay the Public Fee and issue the Public Shares to Crusader simultaneously with the closing of the Public Transaction (collectively, the "Public Fee" and the "Public Shares" are referred to as the "Public Transaction Fee").

     In addition, you hereby grant Crusader the exclusive right to represent the Company in any and all M&A transaction(s), whether to acquire other companies and/or possibly sell the Company, including the acquisition and/or merger of private or public companies. As compensation for performing these M&A services, you agree to pay Crusader a percentage "M&A Fee", as hereinafter defined, at the closing of the each merger and/or acquisition as follows:

                           Total Consideration     M&A

                               From         To           %
                            ----------  ----------    -------
                            $        0  $1,000,000     5.00%
                            $1,000,001  $2,000,000     4.25%
                            $2,000,001  $3,000,000     3.50%
                            $3,000,001  $4,000,000     2.75%
                            $4,000,001        >        2.00%

     The M&A Fee shall be calculated as (i) the percentage as outlined above sequentially and additively multiplied against each tranche of the value of the total consideration for the

Mr.  Paul  Roman
Chief  Executive  Officer
Colorado  Prime  Foods
April  15,  2005
Page 5 of 8

Target including, but not necessarily limited to, any future or contingent consideration and/or compensation to the Company and/or the seller(s) based on any earn-out structure, whether contained in the purchase agreement and/or employment agreement(s), and/or any other form of consideration that is part of the overall transaction(collectively, the "Total Consideration"); plus (ii) two
                                                                   ----
percent (2.0%) of the value of the Company's stock issued, if any, as consideration by the Company to the Target (collectively, I and ii are referred to as the "M&A Fee"). Notwithstanding the foregoing two paragraphs relating to the M&A Fee, the Company shall be able to close two (2) M&A transactions during the first twelve (12) months from the date of this letter agreement without having to pay Crusader the M&A Fee for those two (2) transactions (the "Excluded M&A Transactions") so long as (i) the total consideration for each of the Excluded M&A Transactions is less than $1.0 million per transaction; (ii) the Company does not request that Crusader work on either of the Excluded M&A Transactions; and (iii) the target companies of the Excluded M&A Transactions do not receive the Crusader Material.

     In addition, the Company agrees to periodically reimburse Crusader for all out-of--pocket expenses resulting from or arising out of this engagement. Simultaneously with the execution of this letter, the Company shall deposit with Crusader $2,500.00 as an advance against such expenses (the "Expense Deposit") and Crusader will provide the Company with a reconciliation of all expenses incurred on behalf of the Company pursuant to this letter agreement no less frequently than on a quarterly basis. Furthermore, Crusader shall not incur any expense on behalf of the Company in excess of $500.00 without the prior approval of the Company. The Company shall periodically deposit such additional funds with Crusader as are required to maintain the Expense Deposit at not less than $1,000.00.

All fees and expenses payable hereunder are net of all applicable withholding and similar taxes such that Crusader shall be paid the full amount of any and all fees contemplated herein, without any offset and/or withholdings. Any and all amounts payable herein shall be fully earned and paid in cash in U.S.
currency  via  wire  transfer  to  Crusader  on  each  closing  day.

No advice rendered by Crusader, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent. In addition, Crusader may not be otherwise referred to without our prior written consent. If requested by Crusader, the Company shall include a mutually acceptable reference to Crusader in any press release or other public announcement made by the Company regarding the matters described in this letter. Furthermore, the Company hereby grants Crusader the right to make a press release or other public announcement after the closing of each transaction referencing the Company and evidencing Crusader's involvement in any such transaction involving the Company.

     Since Crusader will be acting on behalf of the Company in connection with its engagement hereunder and relying solely on information provided by you, the Company and the Representatives agree to indemnify and hold Crusader harmless from all cost, loss,

Mr.  Paul  Roman
Chief  Executive  Officer
Colorado  Prime  Foods
April  15,  2005
Page 6 of 8


damages, and/or liability resulting from its engagement hereunder (the "Crusader Indemnity").

     Crusader's engagement hereunder may be terminated at any time by the Company or by Crusader, with or without cause, upon thirty (30) days' prior written notice thereof by facsimile, overnight mail, or hand delivery, to the other party, with such thirtieth (30th) day after the written termination notice referred to as the "Termination Date", provided, however, no such written termination notice may be delivered by the Company to Crusader during the six
(6) month period from and after the date of this letter agreement and, if and when terminated by either party thereafter, such a termination shall not affect the Company's obligation to pay (i) the Capital Placement Fee for a period of two (2) years from the Termination Date for any transaction completed after the Termination Date related or unrelated to the Corporate Strategy, with any Crusader Investor who ultimately provides the Company with either the Requisite Capital or any other additional capital; (ii) the Public Transaction Fee for a period of one (1) year from the Termination Date relating to any strategy for the Company to become a public company developed by Crusader and proposed to the Company during the term of this engagement; (iii) the M&A Fee for a period of two (2) years from the Termination Date relating to any Target identified and/or introduced to the Company by Crusader during the term of this engagement; (iv) other fees and expenses as provided for herein; and/or (v) the Crusader Indemnity.

Any provision of this letter agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, only be ineffective to the extent of such prohibition or unenforceability without invalidating any other provision of this letter agreement. Any controversy or claim arising out of or relating to this letter agreement or the breach thereof shall be resolved by binding arbitration, in accordance with the rules of regulations of the American Arbitration Association as these rules may be amended. Such rules and procedures are incorporated herein and made a part of this letter agreement by reference. The parties agree that they will abide by and perform any award rendered in any such arbitration and than any court having jurisdiction may issue a final judgment based upon any such award.

     This letter agreement may be executed by the parties to this letter agreement on separate counterparts and said counterparts taken together shall be deemed to constitute one and the same document. A party may validly deliver such executed counterpart of this letter agreement to the other party by facsimile, regular or overnight mail, or hand delivery. The provisions of this letter agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs and legal representatives, successors and assigns. Furthermore, in the event that Crusader must initiate an action for the collection of any amount due hereunder, Crusader shall be entitled to the recovery of all of its costs, losses, fees (including contingency fees) and expenses associated with the collection of such amounts. In addition, Crusader shall be entitled to charge interest on any amounts owed to Crusader not collected at the closing of a transaction equal to the lesser of 2% percent per month or the maximum amount allowed under New York State statutory usury laws. Any waiver by Crusader to collect any amounts when due hereunder shall not constitute a waiver

Mr.  Paul  Roman
Chief  Executive  Officer
Colorado  Prime  Foods
April  15,  2005
Page 7 of 8

by Crusader of any of its rights to pursue the collection of any such amounts at its subsequent election.

     In connection with this engagement, Crusader is acting as an independent contractor and not in any other capacity, with duties owing solely to the Company. All aspects of the relationship created by this agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein. This letter supersedes and replaces any and all writings, agreements and/or understandings between the parties and may be only be modified in writing executed by both parties hereto. We are pleased to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this engagement letter agreement.

Very  truly  yours,

CRUSADER  SECURITIES,  LLC
   By:  /s/Blair  A.  West
        ------------------
 Name:  Blair  A.  West
Title:  Managing  Director

Accepted  and agreed to as of the date first written above:

COLORADO PRIME FOODS

 By: Paul A. Roman
Its: President and CEO

                                   Exhibit A

             A
Bedford  Capital  Corporation
Circle  Peak  Capital Management, LLC
Lake Capital Management, LLC
Craig Capital Corporation
Mercantile  Capital  Partners,  LLC
Post  Capital  Partners,  LLC
Cooking.com
Nicolas  Rachline
Schwan  Food  Company

             B

Jefferson  Capital  Partners,  Ltd.
Bolder  Capital,  LLC
Freeman  Spogli  &  Company,  Inc.
Alex  Lee,  Inc.
Crown  Capital  Group
Dorset  Capital  Management,  LLC
eDiets.com,  Inc.
Wine.com,  Inc.
AtHome  America,  Inc.
Atkins Nutritionals, inc.
Dean & DeLuca, Inc.
Dr. Leonard's Healthcare Corp.
GroceryWorks.com, Inc
Home Shopping Network, Inc.
Jenny  Craig,  Inc.
Rodale,  Inc.
Satlton,  Inc.
Smithfield  Foods,  Inc.
Swift  &  Company
Tastefully  Simple, Inc.
Tyson Fresh Meats, Inc.
U.S. Premium Beef  Ltd.
Weight  Watchers  Intl.
Williams  Foods,  Inc.
Wisconsin Cheeseman

            C

Alpine  Investors,  LP
Bear  Creek  Corporation
Bear  Stearns  Merchant  Banking
Sutton Place Group, LLC
Brynwood Partners L.P.
Capital  Resource  Partners
Castanea  Partners,  Inc.
Cross Country Group, LLC
Crosstown  Traders, Inc.
First Atlantic Capital, Ltd.
Hunt Private Equity Group, Inc.
Jupiter  Partners,  LLC
Marketing  Investors  Corporation
PAS Associates
Linsalata Capital Parners, Inc.
Paul  S.  Pickard
Summit  Partners
Sun  Capital  Partners,  Inc.
Thoma Cressey Equity Partners, Inc.
Webster  Capital  Winston  Partners
American  Capital  Strategies,  Ltd.
Prairie Capital L.P.
Private Equity Capital
Riverside  Company
SKM  Growth  Investors
Svoboda,  Collins,  LLC
Swander Pace Capital
Fresh  Direct,  Inc.
Cornerstone  Brands, Inc.
1-800-Flowers.com, Inc.
Allstar  Marketing  Group,  LLC
Fingerhut  Direct  Marketing, Inc.
Guthy-Renker Corporation
Hickory  Farms,  Inc.
Market  Day Corporation
Neiman Marcus Direct
Omaha  Steaks International, Inc.
Pampered Chef, Ltd.
Potpourri Group, Inc.
QVC, Inc.
Reader's  Digest  Association,  Inc.
Swiss  Colony
Taylor  Corporation
Alticor  Inc.
Cargill,  Inc.
M  &  S  Fine  Foods,  Inc.
Oreck  Corporation
Wornick  Company

     Addendum ("Addendum"), dated July 14, 2006, to "Advisory Engagement" agreement (the "Engagement Agreement"), dated April 15, 2005, between Crusader Securities, LLC ("Crusader") and Colorado Prime Foods (New Colorado Prime Holdings, Inc.) (the "Company").

     WHEREAS, the Company is proposing to effectuate a reverse merger with an OTC Bulletin Board Company, SimplaGene USA, Inc. ("SimplaGene").

     WHEREAS, the Company is also proposing to effectuate a $2,500,000 financing with Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund II, LP (together, "Dutchess"); and

     WHEREAS, in order to amend and clarify specific aspects of the Engagement Agreement, and in order to effectuate the transactions described above, the parties have determined to agree to the following:

     1.     In  addition  to  the  other  cash fees provided for in the Advisory
Engagement to be paid to Crusader at the closing of the transactions contemplated hereby, Crusader will also be issued 7.5% of the common stock of SimplaGene (the "Crusader Shares"), excluding the securities to be issued to Dutchess, at the closing of the reverse acquisition (e.g. 2,250,000 of 30,000,000 shares). Upon receipt of the Crusader Shares, Crusader will then be responsible for the transfer of common stock of SimplaGene out of the Crusader Shares equal to 1.5% of the common stock of SimplaGene (e.g. 450,000 of 30,000,000 shares) owed to J. Michael Valo via 21st Century Associates, LLC, as provided for in the letter of intent between the Company and SimplaGene, in connection with the transactions described above.

     2. In lieu of issuing registered, unrestricted common equity of SimplaGene to Crusader as required by the Engagement Agreement, and which the Company will not be capable of doing, Crusader and SimplaGene shall enter into a Registration Rights Agreement, at the closing, in the form attached hereto as Exhibit A.

Colorado  Prime  Foods                              Crusader  Securities,  LLC
New  Colorado  Prime  Holdings,  Inc.


By  /s/ Paul  A.  Roman                             By  /s/Blair  A. West
    -------------------                                 -----------------
Name:  Paul  A.  Roman                            Name:  Blair  A. West
Title:  Chief  Executive  Officer                Title: Managing  Director